Stockholders Approve Acquisition
Tuesday, June 16, 1998 11:36 AM

NEW YORK--(BUSINESS WIRE)--June 16, 1998--OMI Corp. (OMM:NYSE) announced today that its stockholders had approved the previously announced acquisition of Marine Transport Lines, Inc. and all of the other matters submitted to stockholders except the proposal to amend OMI's certificate of incorporation to change the number of directors.

OMI Corp.'s Craig Stevenson said the Company was pleased with the results of the meeting which permits OMI to complete the acquisition of MTL and proceed with the distribution of OMI foreign shipping business to stockholders.

Mr. Stevenson said that he anticipated that the acquisition and distribution would both be completed this week.

OMI Corp. is a major bulk shipping company, operating in both international and U.S. markets. Its international operating fleet currently comprises 27 vessels, aggregating approximately 2.6 million dwt. This includes one vessel being held for sale and excludes four vessels time charted by a U.S. subsidiary, which along with its other U.S. operations, are not to be included in the spin-off of OMI's international operations. The Company also has on order from a shipyard four Suezmax tankers aggregating 624,000 dwt (and has options for two more) and two product carriers aggregating 70,000 dwt.

Contact:      OMI Corp.
              Fredric London
              (212) 297-2160